Exhibit 10.1

AMENDMENT #2 TO WARRANT AGREEMENT

ONCOBIOLOGICS, INC.

AND

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS WARRANT AGENT

THIS AMENDMENT #2, dated February 9, 2018 (“Amendment #2”), to the Warrant Agreement, dated as of May 18, 2016, as amended by that certain amendment dated February 6, 2017 (the “Warrant Agreement”), by and between Oncobiologics, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent entered into that certain Warrant Agreement relating to, among other things, the issuance of Series A warrants to purchase shares of the Company’s common stock at an exercise price of $6.60 per share (the “Series A Warrants”); and

WHEREAS, pursuant to Section 8.9 of the Warrant Agreement, the Company and the Warrant Agent have agreed to further amend the Warrant Agreement to further extend the period for exercising the Warrants from February 18, 2018 to February 18, 2019.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company and the Warrant Agent agree as follows:

1.	Amendments.

a.	Section 3.3.1 of the Warrant Agreement is amended and restated as follows:

“3.3.1

Series A Warrants. Each Series A Warrant may be exercised, in whole or in part, at any time during the period commencing on the Detachment Date and ending at 5:00pm New York City time on the earlier to occur of (a) the date that is twenty (20) business days after the date on which the Closing Sales Price of the Common Stock is greater than or equal to $7.25 per share and (b) February 18, 2019.”

b.	The first sentence of Section 3.3.3 of the Warrant Agreement is amended and restated as follows:

“For purposes of this Agreement, the term “Expiration Date” means the earlier to occur of (a) the date that is twenty (20) business days after the date on which the Closing Sales Price of the Common Stock is greater than or equal to $7.25 per share and (b) February 18, 2019 with respect to the Series A Warrants; and May 18, 2018 with respect to the Series B Warrants; and the term “Exercise Period” means the period during which the Series A Warrant or Series B Warrant, as the case may be, is exercisable, as described in subsection 3.1, 3.3.1 or 3.3.2 hereof.”

2.	Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment #2 to be duly executed as of the date first above written.

COMPANY:

Oncobiologics, Inc.

By:	/s/ Lawrence A. Kenyon
	Name:	Lawrence A. Kenyon
	Title:	Chief Financial Officer

WARRANT AGENT:

American Stock Transfer & Trust Company, LLC

By:	/s/ Jennifer Donovan
	Name:	Jennifer Donovan
	Title:	Senior Vice President